Press Release For immediate release
Invesco Ltd. Announces July 31, 2018
Assets Under Management

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, August 9, 2018 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $987.8 billion, an increase of 2.5% month over month. The increase was driven by favorable market returns, the full consolidation of the Invesco Great Wall joint venture, an increase in money market AUM and reinvested distributions; partially offset by non-management fee earning AUM outflows, net long-term outflows, and foreign exchange. Excluding the full consolidation of the Invesco Great Wall, assets under management (AUM) increased 1.6% month over month.  The Invesco Great Wall full consolidation increased AUM by $9.5 billion.  FX decreased AUM by $1.2 billion. Preliminary average total AUM for the quarter through July 31 were $986.1 billion, and preliminary average active AUM for the quarter through July 31 were $739.9 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

July 31, 2018(a)	$987.8	$458.6	$236.1	$59.2	$89.5(b)	$144.4
June 30, 2018	$963.3	$446.9	$232.7	$57.4	$80.4	$145.9
May 31, 2018	$977.3	$452.0	$236.1	$58.5	$82.8	$147.9
April 30, 2018	$972.8	$447.5	$236.7	$59.7	$82.0	$146.9
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

July 31, 2018(a)	$742.6	$291.2	$171.7	$59.2	$89.5(b)	$131.0
June 30, 2018	$722.1	$283.6	$169.6	$57.4	$80.4	$131.1
May 31, 2018	$733.3	$288.6	$171.8	$58.5	$82.8	$131.6
April 30, 2018	$733.6	$291.5	$170.7	$59.7	$82.0	$129.7
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

July 31, 2018(a)	$245.2	$167.4	$64.4	$—	$—(b)	$13.4
June 30, 2018	$241.2	$163.3	$63.1	$—	$—	$14.8
May 31, 2018	$244.0	$163.4	$64.3	$—	$—	$16.3
April 30, 2018	$239.2	$156.0	$66.0	$—	$—	$17.2

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $83.8 billion in institutional money market AUM.
(c)	Passive AUM include index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.
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